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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference of our report dated April 14, 1995 relating to the financial highlights and financial statements of the New Jersey Municipal Bond Fund, a series of shares of The Compass Capital Group of Funds, into this Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A (File No. 33-26305) under the Securities Act of 1933, as amended, of The PNC(R) Fund. We also consent to the reference to our Firm under the heading "Financial Highlights" of the New Jersey Tax-Free Income Portfolio in the applicable Prospectuses and the caption "Miscellaneous--Independent Accountants" in the Statements of Additional Information.





/s/Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 11, 1995